UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (l7 CFR 240-14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 23, 2008, the Board of Directors of The McClatchy Company (the “Company”) approved an amendment and restatement to the Company’s Bylaws, which changes are effective as of July 23, 2008.  The amendment revises Article V of the Bylaws.  In addition to certain changes to clarify the intent of various sections of Article V, the principal features of the amendments are as follows:

Advance Notice Bylaws

Section V.8 (Nominations and Proposals of Business for Stockholder Consideration) and Section V.9 (Advance Notice of Shareholder Proposals and Director Nominees) require Class A stockholders intending to make a director nomination or bring other business at an annual meeting of stockholder to have provided the Company advance written notice of such nominations or business, generally between 90 and 120 days before the stockholder meeting.

The amended and restated Bylaws (i) explicitly provide that the Bylaws apply to all Class A stockholders nominations and proposals of business and are the exclusive means for a Class A stockholder to submit such business, other than proposals governed by Rule 14a-8 of the federal proxy rules (which provides its own procedural requirements); (ii) explicitly provide that an adjournment or postponement of an annual meeting does not commence a new time period for giving notice of Class A stockholder nominations or proposals of business; and (iii) set forth the specific requirements as to the form of notice required to be submitted by Class A stockholders for nominations or proposals of business, including requiring disclosure regarding the Class A stockholders making such proposals or nominations to include, among other things, all ownership interests, hedges, economic incentives (including synthetic or temporary stock ownership) and rights to vote any shares of any Class A common stock of the Company.

The foregoing description of the amended and restated bylaws is only a summary and does not purport to be complete and is qualified in its entirety by reference to the amended and restated Bylaws.  The amended and restated Bylaws, and a copy marked to show changes from the prior Bylaws, are included as Exhibits 3.2(i) and 3.2(ii), respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits
Exhibit 3.2	The McClatchy Company Bylaws, as amended and restated effective July 23, 2008.

SIGNATURES
July 28, 2008	The McClatchy Company
	By:	/s/ Patrick J. Talamantes
Patrick J. Talamantes Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.